Free Writing Prospectus	Filed Pursuant to Rule 433(d)
Dated February 23, 2006	Registration Statement No. 333-130289

European Investment Bank
USD 1,000,000,000 4.875% Notes due 2036
Final Term Sheet

Issuer	European Investment Bank
Rating	Aaa/AAA/AAA
Currency/Size	USD 1,000,000,000
Settlement	2 Mar 2006
Maturity	15 Feb 2036
Coupon	4.875% (semi-annual)
Reoffer	99.177%
Yield	4.928%
Spread	30-yrs + 43bps
30-yr Ref (4.5% due 15 February 2036)	100-01
Denominations	USD 1,000, 10,000, 100,000
Leads	JPMorgan/Merrill Lynch
Co-leads	BASL/Citigroup/Credit Suisse/Goldman Sachs/UBS
Underwriters Discounts and Commissions	0.275%
Listing	Luxembourg
Governing Law	New York

You can access the prospectus for the registration statement at the following website:

http://www.sec.gov/Archives/edgar/data/33745/000095015705000723/form-sb.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.